Advanced Series Trust
For the period ended 6/30/07
File number 811-5186
SUB-ITEM 77D

                  Policies with Respect to Security Investment

                        AMERICAN SKANDIA TRUST (AST)
              AST ALLIANCEBERNSTEIN MANAGED INDEX 500 PORTFOLIO

            PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (SAI)
                              DATED MAY 1, 2006

                         SUPPLEMENT DATED FEBRUARY 6, 2007


Drew W. Demakis is no longer a portfolio manager for the AST
AllianceBernstein Managed Index 500 Portfolio. Mr. Demakis has been replaced by Josh Lisser, who is now the portfolio manager for the Portfolio.

To reflect these changes, all references and information pertaining to Mr. Demakis contained in the Prospectus and SAI are hereby deleted. To further reflect these changes, the following new information pertaining to Mr. Lisser is hereby included:

The section of the Prospectus entitled "Management of the Trust:
Investment Managers and Portfolio Managers" is supplemented by adding the following in the discussion pertaining to AllianceBernstein
L.P.:

Day-to-day investment management decisions for the AST
AllianceBernstein Managed Index 500 Portfolio are made by the U.S. Structured Equity Investment Policy Group, which is chaired by Josh Lisser. Mr. Lisser is a Senior Vice President and Chief Investment Officer-Structured Equities, and a member of the Blend Strategies team. He joined Alliance Capital in 1992 as a portfolio manager in the index strategies group and developed the international and global risk controlled equity services. Prior to joining Alliance Capital, Mr. Lisser was with Equitable Capital specializing in derivative investment strategies. Mr. Lisser received a BA from the State University of New York at Binghamton, where he was elected a member of Phi Beta Kappa, and an MBA from New York University.

The following amends the section of the Statement of Additional Information entitled "Organization and Management of the Trust:
Portfolio Managers - Other Accounts Managed by Portfolio Managers." Information furnished for Mr. Lisser is as of December 31, 2006.

AST AllianceBernstein Managed Index 500 Portfolio
Subadviser
AllianceBernstein L.P.

Portfolio Manager(s)
Josh Lisser

Registered Investment Companies
30 registered investment companies with $35.7 billion in assets under management

Other Pooled Investment Vehicles
306 other accounts with $27.6 billion in assets under management. 2 of these accounts utilize performance-based fees, with assets under management of $620 million.

Other Accounts
292 other accounts with $77.7 billion in assets under management. 42 of these accounts utilize performance-based fees, with asses under management of $9.8 billion.

Ownership of Fund Securities
None